Exhibit 23.1

CONSENT OF BDO SEIDMAN, LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I-many, Inc.

Edison, New Jersey

We consent to the incorporation by reference in Registration Statement Nos. 333-41362, 333-60162, 333-64974, 333-86958 and 333-11651 of I-many, Inc. and subsidiaries (the “Company”) on Form S-8 and in Registration Statement Nos. 333-68924, 333-76716, 333-85044, 333-88714 and 333-105088 of the Company, on Form S-3 of our report dated March 8, 2005, relating to the consolidated financial statements, and the effectiveness of I-many, Inc.’s internal control over financial reporting, which appears in the Annual Report to Shareholders, which is incorporated by reference in this Annual Report on Form 10-K.

/s/ BDO SEIDMAN, LLP

BDO Seidman, LLP

Woodbridge, New Jersey

March 8, 2005